Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Fiscal 2020 Results

ORLANDO, FL, February 25, 2021 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2020.

Fourth Quarter 2020 Highlights

•	Attendance was 2.2 million guests, a decline of 2.5 million guests from the fourth quarter of 2019.
•	Total revenue was $154.1 million, a decline of $143.9 million from the fourth quarter of 2019.
•	Net loss was $45.5 million, a decline of $21.4 million from the fourth quarter of 2019.
•	Adjusted EBITDA[1] was $22.7 million, a decline of $61.2 million from the fourth quarter of 2019.
•	Admission per capita increased 9.4% to $41.44 while in-park per capita spending increased 9.5% to $27.96.

Fiscal 2020 Highlights

•	Attendance was 6.4 million guests, a decline of 16.3 million guests from fiscal 2019.
•	Total revenue was $431.8 million, a decline of $966.5 million from fiscal 2019.
•	Net loss was $312.3 million, a decline of $401.8 million from fiscal 2019.
•	Adjusted EBITDA was a loss of $73.2 million, a decline of $530.1 million from fiscal 2019.
•	Admission per capita increased 12.9% to $40.07 while in-park per capita spending increased 5.2% to $27.68.

Other Highlights

•

As of December 31, 2020, the Company had approximately $434 million of cash and cash equivalents on its balance sheet and approximately $311 million available on its revolving credit facility resulting in total liquidity of approximately $745 million.

•

The Company estimates that the average monthly Adjusted Net Cash Burn[1] during the quarter ended December 31, 2020, was approximately $1 million per month, which excludes certain payments to vendors due in and deferred from previous quarters.  The Company estimates that the average monthly Net Cash Burn[1] during the quarter ended December 31, 2020 was approximately $18 million per month when including these deferred payments.

•

As of December 31, 2020, seven of the Company’s 12 parks were open (compared to eight parks in the prior year period) and operating with capacity limitations, modified/limited operations, reduced hours of operation and / or limited operating days. The Company’s SeaWorld San Diego park was forced to close on December 7, 2020 when the State of California imposed restrictions on operations causing the park to shut down during the peak holiday season. This park reopened on a limited basis following state guidelines for reopening zoos on February 6, 2021.

•

Currently, the Company has eight parks open including SeaWorld Orlando, Aquatica Orlando, Discovery Cove, Busch Gardens Tampa Bay, SeaWorld San Antonio, SeaWorld San Diego, Busch Gardens Williamsburg and Sesame Place.  The Company is planning to have all 12 of its parks open, with the addition of Adventure Island, Aquatica San Antonio, Water Country USA and Aquatica San Diego, for their full 2021 operating seasons - subject to local, state and federal guidelines related to COVID-19.

•	In the fourth quarter of 2020, the Company helped rescue over 470 animals bringing total rescues over its history to more than 38,000.

“Our fourth quarter results demonstrated continued operational improvement and financial stability as we continue to navigate through these extraordinary times,” said Marc Swanson, Interim Chief Executive Officer of SeaWorld Entertainment, Inc.  “Guests showed a continuing desire and interest to visit our parks, especially during our Halloween and Christmas events. We are pleased we generated positive Adjusted EBITDA in the quarter and our net cash flows approached breakeven, excluding deferred vendor payments reflecting our continued focus on expense and cash management and improving attendance and operating trends. I am pleased with our strong total revenue per capita performance during the quarter, despite COVID-19 operational impacts and a higher mix of season pass guests when compared to the prior year.  Our pricing and product strategies are working, and our guests are spending when they visit our parks.  As we enter 2021, we are pleased that guests are returning, including for our popular food and music festivals.  As with all our recent events, we have redesigned our food and music festivals with enhanced health and safety protocols for our ambassadors, guests and animals.  We have also implemented new operating calendars across several of our parks in 2021 based on learnings over the past 12 months. In particular, for the first time in over a decade we are operating year round at our SeaWorld park in Texas, and for the first time ever we have begun year-round operations at our Busch Gardens park in Virginia and at our Sesame Place park in Pennsylvania.  These parks are now open primarily on weekends and holidays during the winter season, in advance of their traditional operating seasons.  We now have year-round operations at eight of our 12 parks.  Only our water parks in California (Aquatica California), Texas (Aquatica Texas), Tampa (Adventure Island) and Virginia (Water Country USA), are not open year round.”

“Our fourth quarter and fiscal 2020 results clearly demonstrate our Company’s agility, creativity and determination to operate in one of the most challenging environments we have ever encountered,” continued Swanson.  “While the COVID-19 pandemic severely impacted our operations with park closures in the spring followed by restricted openings including capacity limitations, our ambassadors worked collaboratively to find ways to operate within the health and safety guidelines established by federal, state and local governments.  I am grateful for their commitment, teamwork and passion as they took care of our guests, our animals and each other throughout this period.  In addition, I am pleased that we were able to operate our parks more efficiently than ever before due to our relentless focus on expense management and culture of operational efficiency.”

“We look forward to the time when our parks can return to a more normalized operating environment.  We believe there are significant additional opportunities to further improve and enhance our execution and drive meaningful growth in revenue and Adjusted EBITDA when our parks are no longer restricted by capacity limitations, and event restrictions.  We have identified meaningful additional cost savings opportunities that we believe will lead to strong margin improvement in the coming years.  We are excited about the future and the opportunity to deliver significant operational and financial improvement that we expect will lead to meaningful increases in shareholder value once we have returned to a normalized operating environment. As I have said before – and I feel even stronger about it today – we feel very well positioned with the right assets, team, balance sheet and liquidity to navigate through this environment and emerge an even stronger and more profitable enterprise,” concluded Swanson.

The Company’s fourth quarter and full year financial results were significantly impacted by the COVID-19 pandemic.  At the start of the fourth quarter, only ten of the Company’s 12 parks were open (compared to 12 of 12 parks in the prior year period), all operating with capacity limitations, modified/limited operations, reduced operating days and/or reduced operating hours. At the end of the fourth quarter, seven of its 12 parks were open (compared to eight of 12 parks in the prior year period), all operating with capacity limitations, modified/limited operations, reduced operating days and/or reduced operating hours. Two of the park closures during the fourth quarter were related to normal operational shutdowns at the Company’s seasonal waterparks.  The third park closure was the Company’s SeaWorld park in San Diego, which closed effective December 7, 2020, as mandated by the State of California.  Furthermore, operations at the Company’s Busch Gardens Williamsburg park in Virginia were significantly impacted by capacity limitations where attendance was limited to only 1,000 guests at a time in the park.  On October 29, 2020, the State of Virginia revised its theme park guidance and modified the methodology for calculating restricted capacity at theme parks.  This change allowed it to increase the capacity at this park from 1,000 guests to approximately 4,000 guests at a time.  On February 1, 2021, the Company in consultation with the State of Virginia, increased capacity to approximately 6,000 guests based on revisions to the methodology for calculating restricted capacity at theme parks.  On January 15, 2021, SeaWorld San Diego introduced a limited time drive-through event and on February 6, 2021, the park resumed limited operations in compliance with state safety guidelines for zoos.

Attendance in the fourth quarter was significantly impacted by the COVID-19 related impacts discussed above. Monthly attendance was down 40% in October, down 47% in November and down 44% in December, excluding the Company’s Virginia and California parks which were only partially open and operating with significantly modified and limited operations due to state-imposed restrictions.  Consolidated monthly attendance was down 50% in October, down 52% in November and down 56% in December versus the comparable prior year month.  Monthly attendance trends relative to prior year continued to remain steady into the first quarter with January attendance down 42% excluding Virginia and California and down 53% on a consolidated basis.

Fourth Quarter 2020 Results

In the fourth quarter of 2020, the Company hosted approximately 2.2 million guests, generated total revenues of $154.1 million, a net loss of $45.5 million and Adjusted EBITDA of $22.7 million. Net loss in the fourth quarter of 2020 includes approximately $2.8 million of pre-tax expenses directly associated with incremental costs due to the COVID-19 pandemic and a legal settlement gain of approximately $4.4 million.  Net loss in the fourth quarter of 2019 includes a legal settlement charge, net of insurance recoveries, of approximately $32.1 million.

[1

] This earnings release includes Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn which are financial measures and other supplemental financial metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn and the reconciliation of non-GAAP financial measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

The Company calculates Net Cash Burn as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings and related transactions.  Adjusted Net Cash Burn is calculated as Net Cash Burn further adjusted to exclude certain vendor payments during the period, which were previously deferred in order to manage liquidity in response to the temporary park closures and limited re-openings related to the COVID-19 pandemic. Net Cash Burn and Adjusted Net Cash Burn can be significantly impacted by operating performance, the timing of interest payments, including the timing of interest payments related to the Company’s senior notes, the timing of capital expenditures and the timing of working capital payments.

The decrease in attendance in the fourth quarter was due to the COVID-19 related impacts discussed above.  The decline in total revenue was primarily a result of a decrease in attendance partially offset by an increase in admission per capita (defined as admissions revenue divided by total attendance) and improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita increased primarily due to the realization of higher prices in admission products partially offset by the net impact of attendance mix when compared to the prior year period.  In-park per capita spending improved primarily due to increased guest spending, higher realized prices and fees, enhanced and expanded product offerings, and the mix of certain merchandise and food and beverage items, partially offset by the impact of attendance mix, including higher pass mix when compared to the prior year period.  Adjusted EBITDA was negatively impacted by a decrease in total revenue partially offset by a decrease in operating expenses and selling, general and administrative expenses. Operating expenses decreased primarily due to a reduction in labor-related costs resulting from limited operating days and hours and the use of more efficient staffing models, a decrease in other operating costs resulting from limited operating schedules, and cost savings and efficiency initiatives. Selling, general and administrative expenses decreased primarily due to a reduction in legal related costs, a reduction in marketing costs, a decline in third-party consulting costs and cost savings and efficiency initiatives.

	Three Months Ended December 31,		Variance
	2020	2019	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$154.1	$298.0	(48.3%)
Net loss	$(45.5)	$(24.2)	(88.3%)
Loss per share, diluted	$(0.58)	$(0.31)	(87.1%)
Adjusted EBITDA	$22.7	$83.9	(72.9%)
Net cash (used in) provided by operating activities	$(13.1)	$34.7	NM
Attendance	2.22	4.70	(52.8%)
Total revenue per capita	$69.40	$63.42	9.4%
Admission per capita	$41.44	$37.89	9.4%
In-Park per capita spending	$27.96	$25.53	9.5%

Fiscal 2020 Results

In fiscal 2020, the Company hosted approximately 6.4 million guests and generated total revenues of $431.8 million, a net loss of $312.3 million and an Adjusted EBITDA loss of $73.2 million. Net loss in fiscal 2020 includes approximately $16.9 million related to legal settlement proceeds, $8.8 million of pre-tax expenses directly associated with incremental costs due to the COVID-19 pandemic and $2.8 million of pre-tax expenses associated with severance and other separation-related costs. Net income in 2019 includes approximately $32.1 million related to a legal settlement charge, net of insurance recoveries, $4.3 million of pre-tax expenses associated with a previously announced equity transaction and $4.2 million of pre-tax expenses associated with severance and other separation-related costs.

The decrease in attendance was largely due to the temporary park closures, beginning on March 16, resulting from the COVID-19 pandemic.  Attendance also declined due to other COVID-19 related impacts as discussed above. Operating days declined by 46% in 2020 compared to the prior year. The decline in total revenue was primarily a result of the decrease in attendance partially offset by an increase in admission per capita and in-park per capita spending.  Admission per capita increased primarily due to the realization of higher prices in admissions products and a favorable park attendance mix, partially offset by the net impact of attendance mix when compared to the prior year period.  In-park per capita spending improved primarily due to higher realized prices and fees, enhanced and expanded product offerings, the mix of certain merchandise and food and beverage items, and increased guest spending partially offset by the impact of attendance mix, including higher pass mix when compared to the prior year period. Adjusted EBITDA was negatively impacted by a decrease in total revenue partially offset by a decrease in operating expenses and selling, general and administrative expenses. Operating expenses decreased largely due to a reduction in labor-related costs due primarily to the COVID-19 temporary park closures, limited reopenings and a reduction in other operating costs resulting from limited operating schedules and the impact of cost savings and efficiency initiatives. Selling, general and administrative expenses primarily decreased due to a reduction in marketing related costs, a decrease in legal costs, a decline in third-party consulting costs and the impact of cost savings and efficiency initiatives.

	Fiscal Year Ended December 31,		Variance
	2020	2019	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$431.8	$1,398.2	(69.1%)
Net (loss) income	$(312.3)	$89.5	NM
(Loss) earnings per share, diluted	$(3.99)	$1.10	NM
Adjusted EBITDA	$(73.2)	$456.9	NM
Net cash (used in) provided by operating activities	$(120.7)	$348.4	NM
Attendance	6.37	22.62	(71.8%)
Total revenue per capita	$67.75	$61.80	9.6%
Admission per capita	$40.07	$35.48	12.9%
In-Park per capita spending	$27.68	$26.32	5.2%

Liquidity Update

As of December 31, 2020, the Company’s cash and cash equivalents balance was approximately $434 million, compared to a balance of approximately $488 million as of September 30, 2020.  Total liquidity including capacity under the Company’s revolving credit facility was approximately $745 million as of December 31, 2020.

The Company estimates that the Adjusted Net Cash Burn during the quarter ended December 31, 2020 was approximately $1 million per month excluding certain previously deferred payments to vendors.  The Net Cash Burn during the quarter ended December 31, 2020 was approximately $18 million per month when including these deferred payments. The Company estimates the deferred vendor payment balance was approximately $20 million at the end of the fourth quarter, which the Company expects will be largely paid off by April 2021.

Conference Call

The Company will hold a conference call and slide presentation today, Thursday, February 25, 2021 at 9 a.m. Eastern Time to discuss its fourth quarter and fiscal 2020 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com. Prior to the call, a slide presentation will be posted on the investor relations section of the Company’s website at www.SeaWorldInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on February 25, 2021 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s first quarter 2021 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 25, 2021 through 11:59 p.m. Eastern Time on March 4, 2021 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10151591.

Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics

This earnings release and accompanying financial statement tables include several non-GAAP financial measures and other supplemental financial metrics, including Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn. Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

Management believes that Net Cash Burn and Adjusted Net Cash Burn are useful financial metrics for investors to evaluate the Company's ability to continue to fund operations during periods when its parks are closed or operating with limited capacity due to the COVID-19 pandemic. The Company calculates Net Cash Burn as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings and related transactions.  Adjusted Net Cash Burn is calculated as Net Cash Burn further adjusted to exclude certain vendor payments during the period, which were previously deferred in order to manage liquidity in response to the temporary park closures and limited reopenings related to the COVID-19 pandemic. Net Cash Burn and Adjusted Net Cash Burn are not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Net Cash Burn and Adjusted Net Cash Burn can be significantly impacted by operating performance, the timing of interest payments, in particular the timing of interest payments related to the Company’s senior notes, the timing of capital expenditures and the timing of working capital payments. Net Cash Burn and Adjusted Net Cash Burn as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 38,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to remain closed or with limited capacity and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits;

adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Senior Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2020	2019	$	%	2020	2019	$	%
Net revenues:
Admissions	$92,008	$178,045	$(86,037)	(48.3%)	$255,376	$802,834	$(547,458)	(68.2%)
Food, merchandise and other	62,067	119,966	(57,899)	(48.3%)	176,403	595,410	(419,007)	(70.4%)
Total revenues	154,075	298,011	(143,936)	(48.3%)	431,779	1,398,244	(966,465)	(69.1%)
Costs and expenses:
Cost of food, merchandise and other revenues	13,157	21,891	(8,734)	(39.9%)	36,712	108,953	(72,241)	(66.3%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	105,088	153,740	(48,652)	(31.6%)	388,473	649,657	(261,184)	(40.2%)
Selling, general and administrative expenses	22,492	87,100	(64,608)	(74.2%)	94,885	261,701	(166,816)	(63.7%)
Severance and other separation costs	171	337	(166)	(49.3%)	2,826	4,176	(1,350)	(32.3%)
Depreciation and amortization	36,540	40,232	(3,692)	(9.2%)	150,546	160,557	(10,011)	(6.2%)
Total costs and expenses	177,448	303,300	(125,852)	(41.5%)	673,442	1,185,044	(511,602)	(43.2%)
Operating (loss) income	(23,373)	(5,289)	(18,084)	NM	(241,663)	213,200	(454,863)	NM
Other expense, net	291	156	135	86.5%	276	18	258	NM
Interest expense	31,701	20,115	11,586	57.6%	100,907	84,178	16,729	19.9%
(Loss) income before income taxes	(55,365)	(25,560)	(29,805)	(116.6%)	(342,846)	129,004	(471,850)	NM
(Benefit from) provision for income taxes	(9,829)	(1,377)	(8,452)	NM	(30,525)	39,528	(70,053)	NM
Net (loss) income	$(45,536)	$(24,183)	$(21,353)	(88.3%)	$(312,321)	$89,476	$(401,797)	NM
(Loss) earnings per share:
(Loss) earnings per share, basic	$(0.58)	$(0.31)			$(3.99)	$1.11
(Loss) earnings per share, diluted	$(0.58)	$(0.31)			$(3.99)	$1.10

Weighted average common shares outstanding:
Basic	78,312	78,241			78,194	80,309
Diluted (a)	78,312	78,241			78,194	81,044

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2020	2019	$	%	2020	2019	$	%
Net (loss) income	$(45,536)	$(24,183)	$(21,353)	(88.3%)	$(312,321)	$89,476	$(401,797)	NM
(Benefit from) provision for income taxes	(9,829)	(1,377)	(8,452)	NM	(30,525)	39,528	(70,053)	NM
Interest expense	31,701	20,115	11,586	57.6%	100,907	84,178	16,729	19.9%
Depreciation and amortization	36,540	40,232	(3,692)	(9.2%)	150,546	160,557	(10,011)	(6.2%)
Equity-based compensation expense (b)	4,264	2,662	1,602	60.2%	7,467	11,106	(3,639)	(32.8%)
Loss on impairment or disposal of assets and certain non-cash expenses (c)	5,636	981	4,655	NM	7,187	3,198	3,989	124.7%
Business optimization, development and strategic initiative costs (d)	1,271	9,607	(8,336)	(86.8%)	7,268	27,869	(20,601)	(73.9%)
Certain transaction and investment costs and other taxes (e)	(51)	126	(177)	NM	1,044	5,056	(4,012)	(79.4%)
Other adjusting items (f)	(1,267)	35,772	(37,039)	NM	(4,759)	35,954	(40,713)	NM
Adjusted EBITDA (g)	$22,729	$83,935	$(61,206)	(72.9%)	$(73,186)	$456,922	$(530,108)	NM
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (h)					—	11,300	(11,300)	(100.0%)
Adjusted EBITDA, after cost savings (i)					$(73,186)	$468,222	$(541,408)	NM

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2020	2019	$	%	2020	2019	$	%
Net cash (used in) provided by operating activities	$(13,080)	$34,733	$(47,813)	NM	$(120,729)	$348,416	$(469,145)	NM
Capital expenditures	33,460	42,337	(8,877)	(21.0%)	109,175	195,217	(86,042)	(44.1%)
Free Cash Flow (j)	(46,540)	(7,604)	(38,936)	NM	(229,904)	153,199	(383,103)	NM

Net cash used in investing activities	$(33,460)	$(42,337)	$8,877	21.0%	$(109,175)	$(195,193)	$86,018	44.1%
Net cash (used in) provided by financing activities	$(8,106)	$(4,061)	$(4,045)	(99.6%)	$624,204	$(147,305)	$771,509	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CALCULATION OF NET CASH BURN AND ADJUSTED NET CASH BURN

(In thousands)

	For the Three Months Ended December 31, 2020	Monthly Average
Net cash used in operating activities	$(13,080)
Net cash used in investing activities	(33,460)
Repayments of long-term debt(k)	(3,876)
Other financing activities	(4,091)
Net Cash Burn(l)	$(54,507)	$(18,169)
Previously deferred payments to vendors(m)	50,718
Adjusted Net Cash Burn(n)	$(3,789)	$(1,263)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2020	2019
Cash and cash equivalents	$433,909	$39,946
Total assets	$2,566,358	$2,300,518
Long-term debt, including current maturities:
Term B-5 Loans	$1,492,378	$1,507,883
Revolving Credit Facility	—	50,000
Second-Priority Senior Notes	500,000	—
First-Priority Senior Notes	227,500	—
Total long-term debt, including current maturities	$2,219,878	$1,557,883
Total stockholders' (deficit) equity	$(105,803)	$210,892

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Year Ended December 31,		Change
	2020	2019	#	%
Capital Expenditures:
Core (o)	$94,671	$171,789	$(77,118)	(44.9%)
Expansion/ROI projects (p)	14,504	23,428	(8,924)	(38.1%)
Capital expenditures, total	$109,175	$195,217	$(86,042)	(44.1%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2020	2019	#	%	2020	2019	#	%
Attendance	2,220	4,699	(2,479)	(52.8%)	6,373	22,624	(16,251)	(71.8%)
Total revenue per capita (q)	$69.40	$63.42	$5.98	9.4%	$67.75	$61.80	$5.95	9.6%

NM-Not meaningful.

(a)  During the three months and year ended December 31, 2020, and the three months ended December 31, 2019, the Company excluded potentially dilutive shares of approximately 2.4 million, 2.3 million, and 1.8 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods. During the year ended December 31, 2019, there were approximately 0.3 million anti-dilutive shares of common stock excluded from the computation of diluted earnings per share.

(b) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the twelve months ended December 31, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which are no longer considered probable of vesting.

(c) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals, including approximately $5.5 million and $6.7 million associated with fixed asset disposals for the three months and year ended December 31, 2020, respectively, and $0.9 million and $2.7 million associated with fixed asset disposals for the three months  and year ended December 31, 2019, respectively.

(d) For the three months and year ended December 31, 2020, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $0.6 million and $3.1 million, respectively, of third party consulting costs and (ii) $0.2 million and $2.8 million, respectively, of severance and other separation costs  primarily associated with positions eliminated in 2020.

For the three months and year ended December 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $8.7 million and $21.2 million, respectively, of third party consulting costs and (ii) $0.3 million and $4.2 million, respectively, of severance and other separation costs primarily associated with positions eliminated.

(e) For the year ended December 31, 2019, includes approximately $4.3 million related to expenses associated with a previously disclosed equity transaction.

(f) Reflects the impact of certain expenses, net of insurance recoveries and adjustments, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three months and year ended December 31, 2020, includes approximately $4.4 million and $16.9 million, respectively, of legal settlement proceeds, partially offset by approximately $2.8 million and $8.8 million, respectively, of incremental non-recurring costs associated with the COVID-19 pandemic and approximately $0.2 million and $3.3 million, respectively, in other legal fees. The legal settlement proceeds received in 2020 relate to the following: (i) $4.4 million received in the fourth quarter of 2020 related to the return of funds previously paid for a class action settlement and (ii) $12.5 million of insurance proceeds received in the first quarter of 2020 related to a legal settlement gain as previously disclosed.  The costs associated with the COVID-19 pandemic primarily relate to incremental labor-related costs to prepare and operate the parks with enhanced safety measures, incremental third-party consulting costs primarily related to the Company’s COVID-19 response and safety communication strategies, contract termination or modification costs related to impacts from the temporary COVID-19 park closures, legal costs related to COVID-19 related matters, and temporary or initial purchases of safety monitoring and personal protective equipment.

For the three months and year ended December 31, 2019, includes approximately $32.1 million related to a legal settlement, net of insurance recoveries.

(g) Adjusted EBITDA is defined as net (loss) income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(h) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net (loss) income.  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(i) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve-month period further adjusted for net annualized estimated savings as described in footnote (i) above.

(j) Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures.

(k) Represents minimum amortization payments related to the Company’s term loan.

(l) Net Cash Burn is calculated as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings, if any, and related transactions.

(m) Reflects vendor payments during the period which were previously deferred in order to manage liquidity in response to the temporary park closures and limited reopenings related to the COVID-19 pandemic.

(n) Adjusted Net Cash Burn is defined as Net Cash Burn as further adjusted to exclude deferred vendor payments as defined in (m) above.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.